STRATEGIC STORAGE TRUST ACQUIRES TWO

SELF STORAGE FACILITIES FOR $5.8 MILLION

MONTGOMERY, Ala./PHOENIX, Ariz. - September 9, 2009 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self storage market - acquired two facilities located in Montgomery, Ala. and Phoenix, Ariz. for a combined purchase price of $5.8 million.

"These acquisitions represent the 'bread-and-butter' storage facilities we target," said H. Michael Schwartz, SSTI's chairman and CEO. "The self storage market is ripe for consolidation.  With over 90 percent of self storage ownership consisting of single asset operators, we believe we can capitalize on this opportunity by creating a professional environment and implementing operational efficiencies to better service our self storage customers."

The approximately 600-unit Montgomery, Ala. property is located at 6010 Monticello Drive just six miles east of downtown. The facility sits on approximately 5.5 acres and contains approximately 94,600 rentable square feet of self storage space. The facility was constructed in 1995 and revitalized in 2004. SSTI purchased the property for $3.8 million from an unaffiliated third party.

Strategically located at the intersection of Interstate 65 and Interstate 85, Montgomery is the capital city of Alabama and the second largest city in the state. Montgomery is home to state and regional governments, a major military installation, the USAF Air University, an extensive service industry, wholesale and retail trade and a strong industrial base.

The approximately 520-unit Phoenix, Az. property is located at 727 West Missouri Avenue just six miles northwest of the central business corridor. The facility sits on approximately 1.4 acres and contains approximately 38,750 rentable square feet of self storage space. The property is located in a highly residential area just west of Interstate 17, a primary north/south corridor providing access to major work centers and main transportation routes such as Interstate 10 and highway 60. The facility was constructed in 1974. SSTI purchased the property for $2 million from an unaffiliated third party.

The city of Phoenix is located within Maricopa County and within the Phoenix-Mesa metropolitan statistical area (MSA). Maricopa County is one of the fastest growing counties in the United States and is also the fourth most populous county in the nation. About 60 percent of the Arizona population resides in Maricopa County. The city of Phoenix had a population increase of nearly 19 percent from 2000 to January 2009 and the Maricopa County population of nearly four million is expected to double by 2020.

Since the launch of SSTI a year and half ago, its portfolio has expanded to include 13 self storage facilities located in eight states (Georgia, Mississippi, Florida, Virginia, New Jersey, Kentucky, Alabama and Arizona). Despite the current challenging economic market, SSTI continues to uncover quality acquisitions across the United States.

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 8,000 self storage units and 950,000 rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 5.7 million square feet of commercial properties, including 4.1 million square feet of self storage facilities, with a combined market value of over $622 million. The Montgomery, AL and the Phoenix, Ariz. properties will be added to the sponsor's nationwide rental website: www.strategicselfstorage.com. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.